EXHIBIT 12

                                JumboSports Inc.
                Statements of Ratio of Earnings to Fixed Charges

                        (in thousands except ratio data)

                                         FISCAL      FISCAL      FISCAL      FISCAL       FISCAL
                                          1994        1995        1996        1997         1998
                                       ---------   ---------   ---------   ---------    ---------
Earning (loss) before tax              $  25,670   $  10,971   $ (48,419)   $(111,297)   $(93,514)

Fixed charges:
    Interest                               6,790      13,890      20,092      30,928       22,501
    Interest portion of rent expense       3,045       3,956       1,214           0            0
                                       ---------   ---------   ---------   ---------    ---------

Total fixed charges                        9,835      17,846      21,306      30,928       22,501

Earnings plus fixed charges            $  35,505   $  28,817   $ (27,113)  $  80,369    $ (71,013)
                                       =========   =========   =========   =========    =========

Earnings plus fixed charges
    to fixed charges                        3.61        1.61         N/M         N/M          N/M


N/M  -  not meaningful